AVATAR
FOR IMMEDIATE RELEASE

Contact :
Avatar Holdings Inc. 201 Alhambra Circle Coral Gables, FL 33134 Juanita I. Kerrigan (305) 442-7000
AVATAR REPORTS THIRD QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – November 9, 2007 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported net income of $3,084,000 ($0.35 per share, diluted) on revenues of $57,455,000 for the three months ended September 30, 2007, a decrease of 87% from net income of $22,853,000 ($2.21 per share, diluted) on revenues of $158,312,000 for the three months ended September 30, 2006.

For the nine months ended September 30, 2007, Avatar reported net income of $19,463,000 ($1.98 per share, diluted) on revenues of $231,155,000, a decrease of 74% from net income of $74,672,000 ($7.22 per share, diluted) on revenues of $484,215,000 for the same period in 2006.

During the three months ended September 30, 2007, Avatar closed on 151 homes, a 68% decrease from the 477 homes closed during the three months ended September 30, 2006. Dollar volume decreased by 72% to $40,252,000 compared to $145,779,000 for the three months ended September 30, 2006.

During the first nine months ended September 30, 2007, Avatar closed on 603 homes, a 58% decrease from the 1,449 homes closed during the comparable period of 2006. Dollar volume decreased by 55% to 189,990,000, compared to $418,511,000 for the nine months ended September 30, 2006.

The number of housing contracts signed, net of cancellations, during the three months ended September 30, 2007 increased by 15% to 77, compared to 67 for the three months ended September 30, 2006. However, the dollar volume of contracts signed declined by 19% compared to the three months ended September 30, 2006, to $17,064,000 compared to $21,123,000.

The number of housing contracts signed, net of cancellations, for the nine months ended September 30, 2007 declined by 53% to 346, compared to 737 for the nine months ended September 30, 2006. The dollar volume of contracts signed declined by 69% compared to the first nine months ended September 30, 2006, to $82,084,000 compared to $260,720,000.

The number of units in backlog was 292 at September 30, 2007, compared to 1,353 at September 30, 2006. The aggregate dollar volume of our backlog at September 30, 2007 was $81,386,000, compared to $476,689,000 at September 30, 2006.

Due to continued deterioration of market conditions and the increase of speculative inventory at a community in Florida where Avatar and other builders are building homes, during the three months ended March 31, 2007, Avatar evaluated these assets consisting of homes completed or under construction, and recorded an impairment loss of $2,000,000. During the second and third quarters, we evaluated the carrying value of our long-lived assets in several of our communities, and no additional impairment losses have been recognized.

Results for the nine months ended September 30, 2007 include pre-tax income of $16,116,000 on revenues of $19,136,000 from commercial, industrial and other land sales. For the nine months ended September 30, 2006, results included pre-tax income of $33,676,000 on revenues of $44,810,000 from commercial, industrial and other land sales.

At September 30, 2007, Avatar had cash and cash equivalents of $192,030,000. The Company’s total borrowings are $136,035,000, which includes $119,800,000 of 4.50% Convertible Senior Notes due 2024. Avatar had no amounts outstanding under its $125,000,000 revolving credit facility, except $22,348,000 in letters of credit. Avatar’s book value per share at September 30, 2007 is $64.00.

Avatar continues to manage its assets and its operations for the long-term benefit of its shareholders, including the monetization of commercial and industrial land from its holdings, and the possible sale of certain residential land to bring forward future cash flows from what would otherwise constitute long-term residential developments.

A significant deterioration continues in the markets in which Avatar operates. The number of investor-owned units for sale, the significant tightening of mortgage underwriting standards, the availability of significant discounts and incentives, the difficulty of potential purchasers in selling their existing homes at prices they are willing to accept, and the significant amount of standing inventory continue to adversely affect both the number of homes Avatar has been able to sell and the prices at which they are sold. The level and duration of the downturn cannot currently be predicted. Avatar anticipates that these conditions will continue to have an adverse effect on its earnings for the remainder of 2007and for 2008. Nevertheless, the Company continues to anticipate that it will be profitable for 2007.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and in-migration into the areas in which we conduct real estate activities; the level of competition in geographic areas in which we do business; the number of investor and speculator resale homes for sale in our communities and in the geographic areas in which we develop and sell homes; international (in particular Latin America), national and local economic conditions and events, including employment levels, income levels, interest rates, mortgage rates, consumer confidence, the availability and terms of residential mortgage financing and subprime mortgage financing and demand for new and existing housing; Avatar’s access to future financing; geopolitical risks; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Active adult homes are intended for occupancy by at least one person 55 years or older.

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SELECTED FINANCIAL DATA FOR THE NINE MONTHS AND THREE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006
(Unaudited – Dollars in thousands except per share data)

	Nine Months		Three Months
	2007	2006	2007	2006
Revenues	$231,155	$484,215	$57,455	$158,312
Income before income taxes	$31,387	$117,020	$6,554	$37,602
Income Tax Expense	$11,924	$42,348	$3,470	$14,749
Net income	$19,463	$74,672	$3,084	$22,853
Basic EPS	$2.35	$9.12	$0.37	$2.79
Diluted EPS	$1.98	$7.22	$0.35	$2.21

Selected Balance Sheet Data

	September 30, 2007	December 31, 2006

Cash and cash equivalents	$192,030	$203,760
Total assets	$726,749	$751,072
Total stockholders’ equity	$530,288	$505,356
Book Value per share	$64.00	$61.68